Common Stock Warrant

January 9, 2007

NEITHER THIS WARRANT, NOR THE STOCK TO BE ISSUED UPON EXERCISE HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 SECURITIES ACT"), OR QUALIFIED OR REGISTERED UNDER ANY STATE SECURITIES LAWS (THE "STATE SECURITIES LAWS"), AND THIS WARRANT HAS BEEN, AND THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF WILL BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SUCH SALE OR OTHER DISPOSITION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 SECURITIES ACT AND COMPLIANCE WITH THE APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER AND ITS COUNSEL, THAT SAID REGISTRATION IS NOT REQUIRED UNDER THE 1933 SECURITIES ACT AND THAT APPLICABLE STATE SECURITIES LAWS HAVE BEEN COMPLIED WITH.

This certifies that Robert W. Carteaux, an individual ("Holder"), a having his principal residence at 7009 Woodcroft Lane, Fort Wayne, Indiana 46804, or any party to whom this Warrant is assigned in compliance with the terms hereof, is entitled to subscribe to and purchase, during the period commencing at the date first set forth above and ending at 11:59 p.m. local time in Fort Wayne, Indiana, on _________,(date), _________ shares of fully paid and nonassessable common stock, having a par value of $0.001 per share (the "Common Stock" or “Shares”) of Freedom Financial Holdings, Inc. (the "Company"), a corporation organized and existing under the laws of Maryland with its principal place of business at 6615 Brotherhood Way, Fort Wayne, Indiana 46825. The purchase price of each such share shall be the Warrant Price as defined below. This Warrant was originally issued to Holder pursuant to the Second Amended and Restated Official Offer to Purchase Real Estate (as defined below).

ARTICLE I
DEFINITIONS

1.1 "Common Stock Equivalents" shall mean Convertible Securities and Rights.

1.2 "Convertible Securities" means any securities which are directly or indirectly convertible into Common Stock.

1.3 "Effective Price" means the quotient obtained by dividing (i) Minimum Consideration by (ii) Maximum Shares Upon Exercise.

1.4 "Maximum Shares Upon Exercise" means the maximum number of shares of Common Stock issuable under a Common Stock Equivalent upon complete exercise and full conversion of all Rights or Convertible Securities represented thereby, computed without regard to contingent adjustments to the number of shares issuable upon exercise and conversion (other than adjustments caused solely by the passage of time which increase the number of shares issuable upon exercise and conversion).

1.5 "Minimum Consideration" means the minimum aggregate consideration paid or payable at any time for the purchase of the Common Stock Equivalents during the term of the Common Stock Equivalents, and upon complete exercise and full conversion of the Common Stock Equivalents, computed without regard to contingent adjustments to exercise or conversion price (other than adjustments caused solely by the passage of time which reduce such minimum aggregate consideration).

1.6 "Second Amended and Restated Official Offer to Purchase Real Estate" shall mean that certain Amended and Restated Official Offer to Purchase Real Estate dated December 2006 between Holder and the Company.

1.7 "Rights" means any options, warrants, or rights to purchase Common Stock or Convertible Securities.

1.8 "Warrant Price" shall mean the price for the Initial Public Offering of Common Stock in a registration statement on Form SB-2 pursuant to the Securities Act of 1933, as amended (the “Act”).

ARTICLE II
EXERCISE AND PAYMENT

2.1 Cash Exercise. The purchase rights represented by this Warrant may be exercised by Holder, in whole or in part, by the surrender of this Warrant at the principal office of the Company, and by the payment to the Company, by certified, cashier's or other check acceptable to the Company, of an amount equal to the aggregate Warrant Price of the shares being purchased; provided, however, that this Warrant shall not be exercised until one (1) year after the closing date of the offering in the registration statement on form SB-2 pursuant to the Act. Warrants shall expire five (5) years from the close of the Initial Public Offering.

2.2 Stock Certificate. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to Holder within a reasonable time and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the Aggregate Price with respect to which this Warrant shall not have been exercised shall also be issued to Holder within such time.

2.3 Stock Fully Paid; Reservation of Shares. The Company covenants and agrees that all Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof (excluding taxes based on the income of Holder). The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for issuance a sufficient number of shares of its Common Stock as would be required upon the full exercise of the rights represented by this Warrant.

2.7 Fractional Shares. No fractional share of Common Stock will be issued in connection with any exercise hereof, but in lieu of a fractional share upon complete exercise hereof, Holder may purchase a whole share at the then effective Warrant Price.

ARTICLE III
CERTAIN ADJUSTMENTS OF NUMBER OF
SHARES PURCHASABLE AND WARRANT PRICE

The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

3.1 Reclassification, Consolidation or Merger. In case of: (i) any reclassification or change of outstanding securities issuable upon exercise of this Warrant; (ii) any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification, change or exchange of outstanding securities issuable upon exercise of this Warrant); or (iii) any sale or transfer to another corporation of all, or substantially all, of the property of the Company, then, and in each such event, the Company or such successor or purchasing corporation, as the case may be, shall execute a new Warrant which will provide that Holder shall have the right to exercise such new Warrant and purchase upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of securities, money and property receivable upon such reclassification, change, consolidation, merger, sale or transfer by a holder of one share of Common Stock issuable upon exercise of this Warrant had this Warrant been exercised immediately prior to such reclassification, change, consolidation, merger, sale or transfer. Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 3 and the provisions of this Section 3.1, shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and transfers.

3.2 Subdivision or Combination of Shares. If the Company shall at any time while this Warrant remains outstanding and unexercised in whole or in part: (i) divide its Common Stock, the Warrant Price shall be proportionately reduced; or (ii) combine shares of its Common Stock, the Warrant Price shall be proportionately increased.

3.3 Adjustment for Issue or Sale of Shares at Less Than the Warrant Price. If, in a transaction other than an issuance excepted from these provisions as set forth below or an issuance that causes an adjustment under Sections 3.1 or 3.2, the Company shall at any time or from time to time, issue any additional shares of Common Stock without consideration or for a net consideration per share less than the Warrant Price in effect immediately prior to such issuance, then, and in each case, the Warrant Price shall be lowered to an amount equal to the lowest per share price received, or deemed received, by the Company as consideration for such Shares.

For purposes of this Section 3.3:

(i) There shall be no adjustment under this Section 3.3 for any sales or issuances: (a) in a transaction in which an adjustment will be made pursuant to Section 3.1 or 3.2; (b) of any shares of Common Stock or Common Stock Equivalents issued pursuant to any equity incentive plan approved by the Company's shareholders and Board of Directors; or (c) upon exercise or conversion of Common Stock Equivalents outstanding on the original date of issuance of this Warrant;

(ii) The issuance of Common Stock Equivalents shall be deemed an issuance at such time of the shares of Common Stock underlying the Common Stock Equivalents. If the Effective Price shall be less than the Warrant Price at the time of such issuance, then an adjustment in the Warrant Price shall be made upon each such issuance in the manner provided in this Section 3.3. No adjustment of the Warrant Price shall be made under this Section 3.3 upon the issuance of shares of Common Stock upon the exercise or conversion of Common Stock Equivalents if an adjustment has previously been made as above provided. Any adjustment of the Warrant Price shall be disregarded, if, as and when such Common Stock Equivalents expire or are cancelled without being exercised so that the Warrant Price effective immediately upon such cancellation or expiration shall be equal to the Warrant Price in effect at the time of the issuance of the expired or cancelled Common Stock Equivalents, with such additional adjustments as would have been made to the Warrant Price had the expired or cancelled Common Stock Equivalents not been issued.

3.4 Other Action Affecting Common Stock. If the Company takes any action affecting its Common Stock after the date hereof (including dividends and distributions), other than an action described in any of Sections 3.1 and 3.2 hereof, which would have a material effect upon Holder's rights hereunder, the Warrant Price shall be adjusted downward in such manner and at such time as the Board of Directors of the Company shall in good faith determine to be equitable under the circumstances.

3.5 Time of Adjustments to the Warrant Price. All adjustments to the Warrant Price and the number of shares purchasable hereunder, unless otherwise specified herein, shall be effective as of the earlier of:

(i) the date of issue (or date of sale, if earlier) of the security causing the adjustment;

(ii) the effective date of a division or combination of shares;

(iii) the record date of any action of holders of the Company's capital stock of any class taken for the purpose of dividing or combining shares or entitling shareholders to receive a distribution or dividends.

3.6 Notice of Adjustments. In each case of an adjustment in the Warrant Price and the number of shares purchasable hereunder, the Company, at its expense, shall cause the Treasurer of the Company to compute such adjustment and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall promptly mail a copy of each such certificate to Holder pursuant to Section 7.9 hereof.

3.7 Duration of Adjusted Warrant Price. Following each adjustment of the Warrant Price, such adjusted Warrant Price shall remain in effect until a further adjustment of the Warrant Price.

3.8 Adjustment of Number of Shares. Upon each adjustment of the Warrant Price pursuant to this Section 3, the number of shares of Common Stock purchasable hereunder shall be adjusted to the nearest whole share, to the number obtained by dividing the Aggregate Price by the Warrant Price as adjusted.

ARTICLE IV
TRANSFER, EXCHANGE AND LOSS

4.1 Transfer. This Warrant is transferable on the books of the Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with federal and state securities laws. The Company shall issue and deliver to the transferee a new Warrant or Warrants representing the Warrants so transferred. Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant or Warrants with respect to the Warrants not so transferred.

4.2 Securities Laws. Upon any issuance of shares of Common Stock upon exercise of this Warrant, it shall be the Company's responsibility to comply with the requirements of: (1) the 1933 Securities Act; (2) the Securities Exchange Act of 1934, as amended; (3) any applicable listing requirements of any national securities exchange; (4) any state securities regulation or "Blue Sky" laws; and (5) requirements under any other law or regulation applicable to the issuance or transfer of such shares. If required by the Company, in connection with each issuance of shares of Common Stock upon exercise of this Warrant, the Holder will give: (i) assurances in writing, satisfactory to the Company, that such shares are not being purchased with a view to the distribution thereof in violation of applicable laws, (ii) sufficient information, in writing, to enable the Company to rely on exemptions from the registration or qualification requirements of applicable laws, if available, with respect to such exercise, and (iii) its cooperation to the Company in connection with such compliance.

4.3 Exchange. This Warrant is exchangeable at the principal office of the Company for Warrants to purchase the same Aggregate Price purchasable hereunder, each new Warrant to represent the right to purchase such Aggregate Price as Holder shall designate at the time of such exchange. Each new Warrant shall be identical in form and content to this Warrant, except for appropriate changes in the number of shares of Common Stock covered thereby, the Aggregate Price of such shares, the percentage stated in Section 4.1 above, and any other changes which are necessary in order to prevent the Warrant exchange from changing the respective rights and obligations of the Company and the Holder as they existed immediately prior to such exchange.

4.4 Loss or Mutilation. Upon receipt by the Company of evidence satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, this Warrant and (in the case of loss, theft, or destruction) of indemnity satisfactory to it, and (in the case of mutilation) upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant.

ARTICLE V
HOLDER RIGHTS

5.1 No Shareholder Rights Until Exercise. No Holder hereof, solely by virtue hereof, shall be entitled to any rights as a shareholder of the Company. Holder shall have all rights of a shareholder with respect to securities purchased upon exercise hereof at the time of cash or net issue exercise pursuant to Sections 2.1 and 2.2 hereof, or at the time of automatic exercise hereof (even if not surrendered) pursuant to Section 2.5 hereof.

ARTICLE VI
REGISTRATION RIGHTS

6.1 Agreement. The Holder and the Company have entered in a Registration Rights Agreement of even date.

ARTICLE VII
MISCELLANEOUS

7.1 Additional Covenants by the Company. The Company further covenants and agrees that it will:

(a) Give each Holder prompt written notice of any intended changes to the composition of its capital structure, whether by issuance of new securities or otherwise;

(b) Give each Holder written notice of any shareholders' meeting and will allow a representative of each Holder to attend such meetings;

(c) Give each Holder five (5) days' prior written notice of any action that the Company intends to take by shareholders' written consent;

(d) Allow, upon reasonable notice and at reasonable times, the inspection of its minute book and other corporate records by a representative of the Holder;

(e) Not engage, other than on arm's-length terms, in any transaction with any of its shareholders or affiliates (as such term is defined under Rule 144 issued by the Securities and Exchange Commission under the 1933 Securities Act, as amended);

(f) Provide Holder, within sixty (60) days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, quarterly financial statements reflecting its operations for the quarter, and within ninety (90) days following the end of each fiscal year, consolidated financial statements for the fiscal year; and

(g) Keep its properties insured in terms reasonably acceptable to Holder.

7.2 Governmental Approvals. The Company will from time to time take all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and securities acts filings under federal and state laws, which may be or become requisite in connection with the issuance, sale, and delivery of this Warrant, and the issuance, sale and delivery of the shares of Common Stock or other securities or property issuable or deliverable upon exercise of this Warrant.

7.3 Governing Laws. It is the intention of the parties hereto that except as set forth below, the internal laws of Maryland (irrespective of its choice of law principles) shall govern the validity of this warrant, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Notwithstanding the foregoing, if the Company is organized under the laws of a state other than Indiana, the corporation laws of that state shall govern the procedural and substantive matters pertaining to the due authorization, issuance, delivery and exercise of this Warrant and the shares of Common Stock upon exercise hereof. Except as set forth below, the parties hereby agree that any suit to enforce any provision of this Warrant arising out of or based upon this Warrant or the business relationship between any of the parties hereto shall be brought in the federal district courts located in Indiana or the courts of such State. Each party hereby agrees that such courts shall have personal jurisdiction and venue with respect to such party and each party hereby submits to the personal jurisdiction and venue of such courts. In addition to the foregoing jurisdiction, Holder, at its sole option, may commence any such suit in any jurisdiction in which the Company has a business office or is incorporated.

7.4 Binding Upon Successors and Assigns. Subject to, and unless otherwise provided in, this Warrant, each and all of the covenants, terms provisions, and agreements contained herein shall be binding upon, and inure to the benefit of the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

7.5 Severability. If any one or more provisions of this Warrant, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Warrant and the application of such provisions to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provisions of this Warrant with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

7.6 Default, Amendment and Waivers. This Warrant may be amended upon the written consent of the Company and the Holder. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure to cure any breach of any term of this Warrant within thirty (30) days of written notice thereof shall constitute an event of default under this Warrant. Upon such event of default, the Warrant Price shall be reduced by one-half and thereafter shall continue to be reduced by one-half from the then adjusted Warrant Price for each successive 30-day period in which such breach is not cured.

7.7 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

7.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Warrant, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

7.9 Notices. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Warrant, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States certified mail, postage prepaid, return receipt requested, addressed to such party at its address stated at the beginning of this Warrant or to such other address as such party may designate by written notice delivered hereunder. Such communication shall be effective when they are received by the addressee thereof; but if sent by certified mail in the manner set forth above, they shall be effective [number] business days after being deposited in the United States mail. Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

7.10 Time. Time is of the essence of this Warrant.

7.11 Construction of Agreement. This Warrant has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.

7.12 No Endorsement. Holder understands that no federal or state securities administrator has made any finding or determination relating to the fairness of investment in the Company or purchase of the Common Stock hereunder and that no federal or state securities administrator has recommended or endorsed the offering of securities by the Company hereunder.

7.13 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

7.14 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Warrant.

Freedom Financial Holdings, Inc.	Holder

By: /s/	By: /s/
Brian Kistler, Chief Executive Officer	Robert W. Carteaux